Exhibit 99.1
Stoneridge Appoints Vivek Anand as Vice President, Commercial Strategy & Global Sales

NOVI, Mich. — August 27, 2026 — Stoneridge, Inc. (NYSE: SRI), a global leader of safe, intelligent and efficient electronic technologies for the commercial vehicle and off-highway equipment markets, today announced the appointment of Vivek Anand as Vice President, Commercial Strategy & Global Sales, effective November 2, 2026.
Vivek will report directly to President and Chief Executive Officer, Natalia Noblet, and serve as a member of the company’s Executive Team. In this role, he will lead Stoneridge’s global commercial organization, including sales, product marketing and customer communications, market analytics, and sales and marketing strategy.
“Vivek is an internationally experienced executive with a deep understanding of our industry, our customers, and the technologies shaping the future of mobility,” said Natalia Noblet, President and CEO of Stoneridge. “Throughout his career, he has built trusted, long-standing relationships with global OEMs and demonstrated an exceptional ability to position complex technologies to meet evolving customer needs across regions. As we continue strengthening the connection between our customers, our innovation roadmap, and our commercial strategy, Vivek's leadership will be instrumental in driving our next phase of growth.”
Vivek brings more than 30 years of global leadership experience across the commercial vehicle and automotive industries, with expertise spanning commercial strategy, general management, operations, product management, and customer engagement.
Most recently, Vivek served as Managing Director, Nordics and Global Vice President, Strategic Accounts at ZF, where he led a multi-divisional industrial business and managed strategic relationships with leading global OEMs.
Previously, he served as Business Unit Leader and Global Business Head for Driveline Systems, leading a €500 million global business with responsibility for manufacturing, engineering, and commercial operations. Earlier in his career, Vivek held leadership positions in global project management and purchasing at WABCO and led Asia Pacific sourcing at Aptiv.
"I am excited to join Stoneridge at such a pivotal time in its growth," said Vivek. "The company has built a strong reputation for innovation and customer partnership, and I look forward to working with the talented global team to strengthen our commercial strategy, deepen customer relationships, and help bring the right products and services to market with speed.”
Vivek holds a bachelor’s degree in mechanical engineering and an MBA with a concentration in Marketing. He also completed the Leadership Development Program at Saïd Business School, University of Oxford, and is a Six Sigma Green Belt.
About Stoneridge, Inc. Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Contact:
Susan Benedict
Susan.Benedict@Stoneridge.com

39675 MacKenzie Drive, Suite 400 Novi, Michigan 48377 United States	+1 248 489 9300 stoneridge.com